Exhibit 5.1

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0600 Tel. 212.309.6000 Fax: 212.309.6001 www.morganlewis.com

December 15, 2010

American Water Works Company, Inc.

American Water Capital Corp.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (“AWW”), and American Water Capital Corp., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $30,000,000 aggregate principal amount of its 6.00% Senior Monthly Notes due 2040 (the “Notes”), issued under the Indenture, dated as of December 4, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which notes have the benefit of the Support Agreement, dated June 22, 2000, as amended July 26, 2000, between the Company and AWW.

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-158949 and 333-158949-01 (the “Registration Statement”), which Registration Statement was filed jointly by the Company and AWW with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated May 1, 2009, forming a part of the Registration Statement, as supplemented by a prospectus supplement dated December 7, 2010 relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture; (4) the Support Agreement; (5) the Company’s corporate proceedings with respect to the Notes; and (6) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

American Water Works Company, Inc.

American Water Capital Corp.

December 15, 2010

Based on the foregoing, we are of the opinion that the Notes are legally issued, valid, and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by AWW on or about December 15, 2010, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP